UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 24, 2015
INSULET CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33462	04-3523891
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Technology Park Drive
Suite 200
Billerica, Massachusetts 01821
(Address of Principal Executive Offices, including Zip Code)
Registrant’s telephone number, including area code: (978) 600-7000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On June 24, 2015, Patrick Ryan announced his resignation as the Chief Operating Officer of Insulet Corporation (the “Company”) effective as of June 29, 2015. On June 25, 2015 Mr. Ryan and the Company entered into a letter agreement concerning his transitional services and his severance (the “Agreement”).
Pursuant to the Agreement, Mr. Ryan will (i) provide transitional services as a non-executive employee of the Company from June 29, 2015 through July 10, 2015 (the “Separation Date”), (ii) be entitled to be paid at his current rate of base salary through the Separation Date, (iii) be entitled to receive as severance salary continuation payments for one year at his current annual base salary, (iv) be entitled to receive his 2015 target bonus of $240,000 and $133,680 as a pro-rata 2015 bonus, payable over one year from the Separation Date, and (v) be entitled to reimbursement of up to $15,000 of outplacement services.
The Agreement contains restrictive covenants applicable to Mr. Ryan regarding noncompetition, nonsolicitation, nondisparagement and nondisclosure of confidential information and includes a customary release in favor of the Company.
The foregoing description of the Agreement is qualified in its entirety by the full text of the Agreement filed herewith as Exhibit 10.1 and incorporated herein by reference.
Item 5.02. Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.
Resignation of Patrick Ryan as Chief Operating Officer
On June 24, 2015, Patrick Ryan notified the Company that he will resign as the Chief Operating Officer of the Company as of June 29, 2015. Mr. Ryan has agreed to continue his employment with the Company in a non-executive capacity through July 10, 2015 to assist in the transition of his responsibilities.
On June 30, 2015, the Company issued a press release regarding the resignation of Mr. Ryan. A copy of the press release is attached as Exhibit 99.1 hereto.
Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description
10.1	Agreement by and between Insulet Corporation and Patrick Ryan dated June 25, 2015
99.1	Press Release dated June 30, 2015

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

INSULET CORPORATION

June 30, 2015	By:	/s/ Michael L. Levitz
Chief Financial Officer